Exhibit 99.2

MATT CLAWSON:

Thank you,           .  Good afternoon, everyone.  Thanks for joining us for T2 Biosystems’ 2016 second quarter and six month results conference call.  On the call this afternoon to discuss results and operational milestones for the periods ended June 30th, 2016 are president and CEO, John McDonough, Chief Financial Officer, Shawn Lynch and Chief Commercial Officer, David Harding.   The executive team will lead off the call with some prepared remarks followed by a question-and-answer period.

I’d like to remind everyone that comments made by management and responses to questions today will include forward-looking statements.  Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.  Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10K filed with the SEC on March 9, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

With that, I’d like to turn the call over to CEO John McDonough for his opening comments.  Good afternoon, John.

JOHN MCDONOUGH:

Thanks, Matt and good afternoon everyone. Thank you for joining us on the call. Recognizing that we spoke only a few weeks ago, you may not anticipate much in terms of new content today, but in fact we are very glad that you have joined us to get our update, which hopefully you will find both helpful and encouraging.

Today, as we look forward to the second half of 2016, we have never been more confident in the value of our unique T2MR technology and the immense potential it holds for creating a new global paradigm for patient care. We believe this is a game-changing technology for the treatment of sepsis that already benefits many types of hospitals and healthcare systems, in a modest, but growing number of countries.

We have had a busy and eventful six months — filled with both successes and challenges that we believe are typical at an early stage IVD company in the first phases of a product launch.   Selling into a challenging hospital environment, working to scale our company at home and internationally, supporting a growing list of customers, pushing forward on important clinical development and trial programs — internally and with partners — all significant tasks but all necessary as we build the foundation for the growth that we feel lies ahead.

We entered the second half of this year with an active and robust sales pipeline of approximately 400 prospects with approximately 5% of those in the late stages of the sales cycle. In the first half of 2016, we closed 11 new hospitals and hospital systems, which are or will be adopting T2Candida. Six of those new accounts closed during the second quarter, four domestically and two internationally.  In the US, our new customers in the second quarter included a 17-hospital network and another 4-hospital network meaning that the six contracts closed represent 25 hospitals.  The two international commitments are with large and prestigious medical centers.

As we have expanded our commercial footprint and are expanding our penetration beyond the initial contract wins, we have discussed also expanding the metrics that we report to you regarding our sales progress.  Starting today, we will be reporting on those additional metrics.

In total, we have now closed contracts with a total of 41 hospitals and hospital networks in the United States and Europe - 36 in the United States and 5 in Europe. The 36 contracts in the United States include contracts with large hospital networks as we have reported each quarter. Including the hospitals in those hospital networks, T2Candida is or is expected to be used to test patients at high risk of sepsis in approximately 111 US hospitals in total. We estimate that those 111 hospitals, each year, see over 260,000 symptomatic high-risk patients who could be tested with T2Candida and, in the future, over 335,000 patients who could be tested with T2Bacteria. These high-risk patients that we now have access to, represent almost 4% of the total estimated market of 6,750,000 high-risk patients for T2Candida. Said differently, if our existing customer base of 111 US hospitals were to test all of their high-risk patients with T2Candida, we would expect to generate over $50 million in annual sales and would estimate that number to more than double with the introduction of T2Bacteria.

As we move forward and gain more experience in the coming quarters, we will be reporting on what percentage of that market universe we are penetrating and how it grows over time. And remember, this is designed to be a recurring revenue business model. I think we can all agree, that the opportunity in our existing customer base is already quite substantial.

Hopefully, you can understand our excitement with our commercial progress since the launch of T2Candida about 18 months ago as we have developed a critical customer base that includes a robust number of institutions with thousands of symptomatic patients at high-risk for sepsis. As we gain critical mass, we recognize that tracking closed contracts alone does not provide the full and accurate picture of our current “captive” opportunity, and that these additional statistics can better allow our investors to understand the value of the customer base as it continues to grow.

We will continue to report on contracts closed each quarter, but will also identify the number of hospitals associated with those contracts and perhaps more importantly, the estimated number of symptomatic high-risk patients seen at those hospitals — as that number is expected to drive future revenue growth more so than the number of contracts closed.

Since signing our first European distributors in the first quarter, we have been pleased with the speed of commercial progress and hospital adoption. I’m going to have David Harding, our Chief Commercial Officer, talk in more detail about that market in a few moments. It’s an interesting and very positive story for us.

At home, we are getting more skilled at selling into the hospital marketplace. It’s a market that in many ways is resistant to change and disruption, which is what we are selling. Our success requires the collaboration of several constituents within each organization who need to come together in order to sign a commitment and launch successfully.  But we knew what we were getting into and it helps that we have a growing body of data that demonstrates that we offer better science, better technology and better patient outcomes at a lower cost. Our T2MR technology can detect the pathogens that cause sepsis in a matter of hours rather than days, savings thousands of dollars in the process. We believe we are marching towards a tipping point in the market when adoption will accelerate and sales cycles will be shorter. Customer success stories will likely drive this next wave of growth and the introduction of T2Bacteria will be a major driver as well.

Our enthusiasm is buoyed almost daily by the stories we hear firsthand from hospitals as they test patients. We are continuing to hear stories of decreased patient mortality and cost savings even greater than we have discussed with you. We saw a wave of customer testimonials at the ASM conference in June and understand more customers will be presenting data at ID Week in October. We look forward to sharing that data with you on our next call.

We talked in July about issues we encountered in the ramp of our manufacturing processes, which we now believe are largely behind us.  I am proud of the fact that we responded quickly to a higher than normal invalid test result rate that some customers were experiencing with T2Candida. We worked quickly and very closely with our customers, and alleviated the problems — getting products back on customer shelves just a few business days after our call in July.  The early data we are getting back from the field indicates that we have resolved the “invalid response” issue with our actions, and in certain cases it has even become a positive, helping us build closer bonds with our pioneering customers, who appreciated our transparency and proactive approach to facing and solving the issue.

While the temporary halt in shipments did impact deliveries in June and July and therefore short term revenue, I can quite honestly say I don’t believe we lost any business, or sustained any serious long-term negative commercial impact from this. Product was replaced as fast as it was pulled back and all customers were replenished with the inventory they needed in about 2 weeks.

On the clinical front, we have no further update on the progress of the T2Bacteria clinical trial. We remain on track to file with the FDA by mid-2017 and we are working hard to see if we can shorten this timeline. We are excited about this very important product and are pleased with the product performance to date.

We are increasing our focus more actively on partnerships for new product development activities such as our work with Canon US Life Sciences related to our Lyme Disease Diagnostic panel in development and our recently announced collaboration with Bayer related to our hemostasis platform. To that end and with an additional goal of closely monitoring operating expenses, we plan to focus our hemostasis efforts on partnering with companies such as Bayer and perhaps even more broadly with other companies that are currently in the hemostasis diagnostics market. We are seeing a lot of interest and activity among potential collaborators so rather than move forward alone, we will hold off on entering an FDA clinical trial for hemostasis this year as these partnering efforts continue to develop. These partnerships — along with others on the drawing board - validate our technology, they open up new applications for T2MR and may even serve as a great secondary source of capital.

We continue to expand our sales force which now totals 23 in the United States. We will likely keep the size of the sale force in the current state through the end of this year and then will consider expansion in 2017.  We will continue to emphasize customer success stories in all of our marketing and sales tactics and continue to evolve our sales strategies for approaching new accounts.

Speaking of success stories, I’d like to now bring in David Harding to tell you about our very exciting international effort. We have constructed a very savvy distribution network and have already reached our full year commitment target, only halfway through the year.  David?

DAVID HARDING

Thanks John, and good afternoon everyone.  As John indicated, we are very encouraged about our early progress in Europe.  Through the first half of the year, we have secured contracts with 4 important European institutions in France, Italy, Spain, and Denmark that are led by some of the top leaders in Infectious Diseases and Microbiology.  This pace of contracts and installations is going faster than we had originally anticipated.

In part, this is driven partly by clinical leaders who are anxious to use T2’s pioneering technology to improve patient care, but there is an economic underpinning to the uptake, which is the disproportionately high cost of certain antifungal drugs in Europe.  In fact, this popular class of antifungal drug can be up to 3 to 4 times more expensive than in the US.  European hospitals are very cost-conscious and many of them see great potential value in being able to use the T2Candida panel to rapidly remove patients from unnecessary and very expensive empiric antifungal therapy.

Another reason for our early traction in Europe is that we have been able to partner with a set of distributors that have deep experience and relationships in the microbiology and infectious diseases space.  We are in the process of securing additional distributor relationships over the second half of the year and anticipate having coverage across most of Western Europe by the end of the year.  We believe the market opportunity in Europe represents approximately 3 million symptomatic high-risk patients.  We look forward to updating you on our progress in these important regions as we continue to add distribution capacity and learn more about the drivers of adoption and ultimately utilization in these institutions.

Now, I’ll hand it back to John.

Thanks, David.

As you have heard me say several times, it is very difficult to predict the timing of closing dates for hospital contracts, particularly when we are introducing a truly novel and disruptive technology.  Based on our analysis of our sales funnel activity and the number of institutions that are in the latter stages of the sales cycle, we believe we can achieve the goal of closing 45 commitments and contracts this year, although we fully understand the uncertainty in that number given the difficulty in predicting the timing of when contracts will close. We are targeting both hospitals and hospital systems, which can provide more access to high-risk patients than the contract numbers alone would suggest. To that end, more importantly, we will also target increasing the number of patients at high-risk of sepsis in our customer base, from an estimated 260,000 as of June 30, to 360,000 or more by year end, an overall increase in the available patient population of over 35%.

Before I turn the call over to Shawn to discuss our second quarter results, I’d like to remind investors of the importance of this installed base as it relates to our razor-razor blade business model.  As we build the customer base, hospitals first go through the installation and verification process that averages 3 to 6 months. Once they begin testing patients, the initial volumes are typically small but we expect volumes to grow over time, causing revenue to ramp in a more significant way.  When that occurs, it can drive steady, recurring revenue with growing margins.  And we believe it will grow exponentially with the introduction of new products for our T2Dx diagnostic instrument.  We are confident the introduction of T2Bacteria, targeted for late next year, will help drive both utilization and adoption rates.  The need for rapid detection of bacterial sepsis is similar to Candida sepsis, but there appears to be an even broader market appreciation for bacterial sepsis.

Now I’d like to turn the call over to our CFO, Shawn Lynch, to discuss our second quarter financial results. Shawn?

SHAWN LYNCH

Thanks, John.  Total revenue for the second quarter was approximately $990,000 which consisted of $151,000 in product revenue, primarily from consumable diagnostic tests and $839,000 in research revenue.  The impact to product revenue from the temporary hold in shipments in June, from confirmed order placements, was approximately $200,000.

Total operating expenses for the second quarter were $12.5 million, reflecting increased investment in our sales force and commercialization of our products. The expense impact from the field action related to T2Candida invalid results, was approximately $60,000.  The net loss applicable to common shareholders for the second quarter was $14.1 million or $0.58 loss per share, compared to $11.0 million or $0.54 loss per share, in the second quarter of 2015.

Our balance sheet as of June 30, 2016, remains strong reflecting total cash and cash equivalents of $50.2 million, with an additional $5.5 million available under our equipment lease credit facility.

Now for our outlook for the remainder of 2016. We believe we can hit 45 new customer commitments and contracts globally for the year given our current pipeline, although we recognize the difficulties in predicting the timing of when contracts close creates some risk.  Anticipated placements in the second half are targeted to add approximately 100,000 new symptomatic patients at high-risk for sepsis annually.  We believe that the more relevant target for us is increasing the patient population that we have access to testing with T2Candida now, and T2Bacteria in the future as that population is likely to be a more accurate future predictor of testing volumes, and future revenue. To date, roughly 90% of instrument placements were under a reagent rental model and that number remains a good estimate of the expected pattern going forward.

Research revenue in Q3 and Q4 of 2016 is expected to be comparable to what was realized in the second quarter of 2016.  We anticipate total third quarter operating expenses to be between $12.3 million and $12.8 million, including approximately $2 million in non-cash expenses that consists primarily of depreciation and stock compensation expense.

We expect net interest expense to be approximately $900,000 in the third quarter.  We anticipate the total number of common shares outstanding will be approximately 24.5 million in the third quarter and for the full year we’re forecasting weighted average shares outstanding of 24.4 million.

With that, I would like to turn the call back over to John for some closing remarks.

JOHN MCDONOUGH

Sepsis is one of the leading causes of death in the U.S. and the most expensive hospital-treated condition, costing the U.S. healthcare system alone an estimated over $20 billion a year and growing.  We have a technology platform that can detect these dangerous pathogens faster than anything else on the market.

While not pleased with the rate of contracts closed in the first half, we are pleased with the quality of the accounts closed, the potential scale of these opportunities and the status of our sales pipeline, especially at the late stages of the sales cycle.

And we are confident in our new executive team members, which include Joanne Spadoro who brings years of operational experience from her time at Roche Diagnostics and other leading diagnostic companies, and Shawn Lynch, who brings extensive financial experience to the team from his time at GE and Perkin Elmer.  We believe we have a strong team in place and we are making significant operational and commercial progress.

Finally, we are increasing our focus more actively on partnerships for new product development activities such as our work with Canon US Life Sciences and our recently announced collaboration with Bayer, which may have a multiplying effect on what is already an enormous opportunity.  These partnerships — along with others on the drawing board - validate our technology, they could open up new applications for T2MR and may even serve as a great secondary source of capital.

We have an immense opportunity right in front of us and are reminded of it every day by the impact our products can have on the lives of patients at over 100 hospitals around the world.

With that, I’d like to turn the call over to the operator for questions. Operator?